UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 15, 2016

NantHealth, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-37792	27-3019889
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

9920 Jefferson Boulevard

Culver City, California 90232

(Address of principal executive offices, including zip code)

(310) 883-1300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On December 15, 2016, NantHealth, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC and Jefferies LLC, as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell $90 million in aggregate principal amount of its 5.50% Convertible Senior Notes due 2021 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes will be issued to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act. In addition, the Company granted the Initial Purchasers a 13-day option to purchase up to an additional $15 million aggregate principal amount of the Notes.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

The description of the Purchase Agreement contained herein is qualified in its entirety by reference to the Purchase Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Cambridge Purchase Agreement

On December 15, 2016, the Company entered into a purchase agreement (the “Cambridge Purchase Agreement”) with Cambridge Equities, L.P., an entity affiliated with Dr. Patrick Soon-Shiong, the Company’s Chairman and Chief Executive Officer (“Cambridge”), to issue and sell $10 million in aggregate principal amount of the Notes in a private placement pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act.

The Cambridge Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions.

The description of the Cambridge Purchase Agreement contained herein is qualified in its entirety by reference to the Cambridge Purchase Agreement attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Amended and Restated Promissory Note

On December 15, 2016, in connection with the offering of the Notes, the Company entered into a Second Amended and Restated Promissory Note which amends and restates the Amended and Restated Promissory Note, dated May 9, 2016, between the Company and Nant Capital LLC, an affiliate of the Company, (as so amended, the “Promissory Note”), to, among other things, extend the maturity date of the Promissory Note and to subordinate the Promissory Note in right of payment to the Notes.

The description of the Promissory Note contained herein is qualified in its entirety by reference to the Promissory Note attached as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Indenture

On December 21, 2016, the Company entered into an Indenture, relating to the issuance of the Notes (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Notes will bear interest at a rate of 5.50% per year, payable semi-annually on June 15 and December 15 of each year, beginning on June 15, 2017. The Notes will mature on December 15, 2021, unless earlier repurchased by the Company or converted pursuant to their terms.

The initial conversion rate of the Notes is 82.3893 shares of common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $12.14 per share). The conversion rate will be subject to adjustment upon the occurrence of certain specified events but will not be adjusted for accrued and unpaid interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change.

On or after the date that is one year after the last date of original issuance of the notes, if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending within the five trading days immediately preceding a conversion date is greater than or equal to 120% of the conversion price on each applicable trading day, the Company will make an interest make-whole payment to a converting holder (other than a conversion in connection with a make-whole fundamental change in which the conversion rate is adjusted) equal to the sum of the present values of the scheduled payments of interest that would have been made on the Notes to be converted had such Notes remained outstanding from the conversion date through the earlier of (i) the date that is three years after the conversion date and (ii) the maturity date if the notes had not been so converted. The present values of the remaining interest payments will be computed using a discount rate equal to 2.0%. The Company may pay any interest make-whole payment either in cash or in shares of its common stock, at the Company’s election as described in the Indenture.

Prior to the close of business on the business day immediately preceding September 15, 2021, the Notes will be convertible only under the following circumstances: (1) during any calendar quarter commencing after March 31, 2017 (and only during such calendar quarter), if, for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending on the last trading day of the immediately preceding calendar quarter, the last reported sale price of the Company’s common stock on such trading day is greater than or equal to 120% of the conversion price on such trading day; (2) during the five business day period after any five consecutive trading day period in which, for each day of that period, the trading price per $1,000 principal amount of the Notes for such trading day was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on such trading day; or (3) upon the occurrence of specified corporate transactions. On or after September 15, 2021, until the close of business on the business day immediately preceding the maturity date, holders of the Notes may convert all or a portion of their Notes, in multiples of $1,000 principal amount, at any time. Upon conversion, the Notes will be settled in cash, shares of the Company’s common stock or any combination thereof at the Company’s option.

The Company may not redeem the Notes prior to the maturity date and no sinking fund is provided. Upon the occurrence of a fundamental change (as defined in the Indenture), holders may require the Company to purchase all or a portion of the Notes in principal amounts of $1,000 or an integral multiple thereof, for cash at a price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date.

The Notes are the Company’s general unsecured obligations and will rank equal in right of payment with all of the Company’s existing and future liabilities that are not expressly subordinated to the Notes; effectively rank junior in right of payment to any of its secured indebtedness to the extent of the value of the assets securing such indebtedness; and are structurally subordinated to all indebtedness and other liabilities (including trade payables) of subsidiaries of the Company.

For so long as at least $25 million principal amount of the Notes are outstanding, the Indenture restricts the Company or any of its subsidiaries from creating, assuming or incurring any indebtedness owing to any of the Company’s affiliates (other than intercompany indebtedness between the Company and its subsidiaries and other than any Notes held by the Company’s affiliates), or prepaying any such indebtedness, subject to certain exceptions, unless certain conditions described in the Indenture have been satisfied.

The following events are considered “events of default” with respect to the Notes, which may result in the acceleration of the relevant maturity of such series of Notes:

(1)	the Company defaults in any payment of interest on the Notes when due and payable and the default continues for a period of 30 days;

(2)	the Company defaults in the payment of principal on the Notes when due and payable at the stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)	failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right, including the payment of any interest make-whole payment, and such failure continues for a period of five business days;

(4)	failure by the Company to give a fundamental change notice or notice of a specified corporate transaction when due with respect to the Notes;

(5)	failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company;

(6)	failure by the Company to comply with any of its other agreements contained in the Notes or the Indenture, for a period 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received;

(7)	default by the Company or any of its significant subsidiaries (as defined in the Indenture) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $17.5 million (or its foreign currency equivalent) in the aggregate of the Company and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and, in the case of clauses (i) and (ii), such default is not rescinded or annulled or such failure to pay or default shall not have been cured or waived, such acceleration is not rescinded or such indebtedness is not discharged, as the case may be, within 30 days after notice to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in aggregate principal amount of Notes then outstanding in accordance with the Indenture; or

(8)	certain events of bankruptcy, insolvency, or reorganization of the Company or any of its significant subsidiaries (as defined in the Indenture).

If such an event of default, other than an event of default described in clause (8) above with respect to the Company, occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest on the Notes, if any, will be due and payable immediately.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture and the Form of Global 5.50% Convertible Senior Notes due 2021, which are filed as Exhibit 4.1 and 4.2, respectively, hereto and are incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01.	Other Events.

On December 15, 2016, the Company issued a press release announcing the launch of its offering of the Notes. A copy of this press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

On December 16, 2016, the Company issued a press release announcing the pricing of its offering of the Notes. A copy of this press release is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated December 21, 2016, between NantHealth, Inc. and U.S. Bank National Association.

4.2	Form of 5.50% Convertible Senior Note due 2021 (included in Exhibit 4.1).

10.1	Purchase Agreement, dated December 15, 2016, by and among NantHealth, Inc. and J.P. Morgan Securities LLC and Jefferies LLC, as representative of the initial purchasers named therein.

10.2	Purchase Agreement, dated December 15, 2016, by and between NantHealth, Inc. and Cambridge Equities, L.P..

10.3	Second Amended and Restated Promissory Note, dated December 15, 2016, by and between NantHealth, Inc. and Nant Capital LLC.

99.1	Press Release, dated December 15, 2016, announcing launch of the Notes.

99.2	Press Release, dated December 16, 2016, announcing pricing of the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NANTHEALTH, INC.

December 21, 2016	By:	/s/ Charles Kim
		Name:	Charles Kim
		Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated December 21, 2016, between NantHealth, Inc. and U.S. Bank National Association.

4.2	Form of 5.50% Convertible Senior Note due 2021 (included in Exhibit 4.1).

10.1	Purchase Agreement, dated December 15, 2016, by and among NantHealth, Inc. and J.P. Morgan Securities LLC and Jefferies LLC, as representative of the initial purchasers named therein.

10.2	Purchase Agreement, dated December 15, 2016, by and between NantHealth, Inc. and Cambridge Equities, L.P..

10.3	Second Amended and Restated Promissory Note, dated December 15, 2016, by and between NantHealth, Inc. and Nant Capital LLC.

99.1	Press Release, dated December 15, 2016, announcing launch of the Notes.

99.2	Press Release, dated December 16, 2016, announcing pricing of the Notes.